Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4, of PotlatchDeltic Corporation, of our reports dated March 3, 2022 relating to the financial statements of CatchMark Timber Trust, Inc. and subsidiaries and the effectiveness of CatchMark Timber Trust, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CatchMark Timber Trust, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

July 8, 2022